EXHIBIT 10.09

(Quintiles Transnational Corp. Logo)

Quintiles Transnational Corp. Post Office Box 13979 Research Triangle Park, NC 27709-3979 919 998 2000 / Fax 919 998 9113 http://www.quintiles.com

December 5, 2003

PERSONAL AND CONFIDENTIAL

Oppel Greeff
111 Beaver Dam Run
Durham, NC 27703

Re: Amendment to Executive Employment Agreement

Dear Oppel:

Reference is made to the amendment to your Executive Employment Agreement (the “Employment Agreement”) dated as of November 17, 2003 (the “Amendment”). This will confirm our agreement that Section 5.2 of the Employment Agreement, as amended by paragraph 4 of the Amendment, will be further amended to provide that, subject to the satisfaction of the conditions contained therein, the post-employment benefits payable thereunder will also be payable upon a termination of your employment prior to September 25, 2006 pursuant to Section 4.3(i) (death) or Section 4.3(ii) (disability) of the Employment Agreement. However, as to such benefits payable upon disability, (i) the 36 month period referred to in Section 5.2 shall be reduced by any preceding period during which you were receiving short-term disability benefits from the Company or otherwise were compensated by the Company while you were physically or mentally unable to perform the essential functions of your duties, and (ii) the monthly payments shall be reduced by the monthly payments you receive pursuant to the Company’s long-term disability program. Prior to September 25, 2006, references to Sections 4.3(i) and (ii) contained in Section 5.4 of the Employment Agreement shall be ignored.

You represent to the Company that you are not aware of any illness or condition that could reasonably be expected to result in your death or disability prior to September 25, 2006, and the Company is agreeing to provide you the benefits set forth in the preceding paragraph based on such representation. You further agree to submit, upon the Company’s request, to a medical examination for purposes of the Company’s obtaining insurance to fund its obligations under the preceding paragraph, provided that the Company’s failure to obtain such insurance shall have no effect on such obligations.

(Quintiles Transnational Corp. Logo)

Greeff – Amendment Employment Agreement Ltr.
December 5, 2003
Page 2

Please confirm that this conforms to your understanding of our agreement by signing below.

Sincerely yours,

Michael Mortimer
Executive Vice President, Global Human Resources

Agreed to and Accepted by:

12/06/03
Oppel Greeff	Date